Exhibit 10.9

MEZZANINE NOTE

$2,044,000	[_____________], 2015

1.	FOR VALUE RECEIVED, the undersigned, 32 ND ST. LANDIS FAMILY HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay LANDWIN PARTNERS FUND I, LLC, Delaware limited liability company (together with its successors and assigns, the “Payee”), the principal sum of TWO MILLION AND FORTY FOUR THOUSAND DOLLARS AND 00/100 ($2,044,000), together with accrued interest thereon, in lawful money of the United States of America. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Mezzanine Loan Agreement between the Borrower and the Payee dated as of the date hereof (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, the “Loan Agreement”). This Note is the Note referred to in the Loan Agreement.

2.	The unpaid principal amount of this promissory note (as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, this “Note”) shall be payable in accordance with the terms of the Loan Agreement and bear interest at the rates and computed in the manner given in the Loan Agreement.

3.	All payments made with respect to this Note may be recorded by Payee from time to time on a grid(s) which may be attached hereto, or Payee may record such information by such other method as Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Borrower’s obligations hereunder. The aggregate unpaid amount of all liabilities set forth on grid(s) which may be attached hereto shall be conclusive and binding absent manifest error.

4.	This Note has been executed and delivered pursuant to the Loan Agreement. This Note evidences the Loan and the holder of this Note shall be entitled to the benefits provided in the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of: (a) the obligation of Payee, as a Lender under the Loan Agreement, to make advances hereunder; (b) the prepayment rights and obligations of Borrower; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated.

5.	If this Note, or any payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Borrower agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder hereof and costs of appeal, in each case, solely as provided in the Loan Agreement.

6.	Borrower and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

7.	This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Borrower has executed this instrument as of the date set forth above.

BORROWER:

32ND ST. LANDIS FAMILY HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Mezzanine Note]